Exhibit 10.3

WAIVER TO INVESTMENT AGREEMENT

THIS WAIVER (this “Waiver”) is made and entered into as of May 13, 2021 with respect to that certain Investment Agreement dated as of April 7, 2021 (the “Investment Agreement”), made and entered into by and among Box, Inc., a Delaware corporation (the “Company”), Powell Investors III L.P., a Cayman Islands exempted limited partnership, KKR-Milton Credit Holdings L.P., a Cayman Islands exempted limited partnership, KKR-NYC Credit C L.P., a Delaware limited partnership, Tailored Opportunistic Credit Fund, an Australian trust, and CPS Holdings (US) L.P., a Delaware limited partnership and the Permitted Investor Transferees (as defined in the Investment Agreement). Any capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Investment Agreement.

RECITALS

WHEREAS, pursuant to Section 5.11(a) of the Investment Agreement, among other things, at each meeting of the stockholders of the Company, each Investor Party shall take such action as may be required so that all of the shares of Series A Preferred Stock and Common Stock beneficially owned, directly or indirectly, by such Investor Party or its controlled Affiliates and entitled to vote at such meeting of stockholders are voted in the same manner as recommended by the Board with respect to the election or removal of directors and any other Company or stockholder proposal, subject to certain exceptions;

WHEREAS, pursuant to Section 5.11(b) of the Investment Agreement, among other things, each Investor Party shall be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of Series A Preferred Stock and Common Stock beneficially owned by such Investor Party or its controlled Affiliates may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.11(a) of the Investment Agreement at such meetings; and

WHEREAS, pursuant to Section 8.02(c) of the Investment Agreement, the Company wishes to waive the Investor Parties’ obligations under Section 5.11(a) and Section 5.11(b) of the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:

Section 1. Waiver. The Company hereby waives any and all obligations of any Investor Party under Section 5.11(a) and Section 5.11(b) of the Investment Agreement.

Section 2. Effective Date; No Implied Waivers. This Waiver shall be effective upon execution by the Company. Except as specifically contemplated by this Waiver, the Investment Agreement shall remain in full force and effect in accordance with its terms. This Waiver shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Investment Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Investment Agreement. This Waiver shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any term, condition, subsection or section of the Investment Agreement, except as expressly provided herein.

Section 3. Miscellaneous. The provisions of Sections 8.06 and 8.08 of the Investment Agreement shall apply mutatis mutandis to this waiver as if set forth in full herein.

(Signature pages follow)

IN WITNESS WHEREOF, the undersigned has executed this Waiver as of the date first written above.

BOX, INC.

By:	/s/ Aaron Levie
Name:Aaron Levie
Title: Chief Executive Officer

Signature Page to Waiver to Investment Agreement